CUSIP No. 897085106	13G	Page 12 of 12 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 11, 2011	CANDLEWOOD SPECIAL SITUATIONS FUND, L.P.
	By:	Candlewood Special Situations General, LLC, its General Partner

	By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Managing Member

CANDLEWOOD SPECIAL SITUATIONS GENERAL, LLC

	By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Managing Member

CANDLEWOOD INVESTMENT GROUP, LP

	By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Chief Executive Officer

/s/ Michael Lau
Michael Lau

/s/ David Koenig
David Koenig

Page 12 of 12 Pages